Exhibit 10.29

ASSET FINANCE

Specialist Finance

City House

City Road

Chester

CH88 3AN

Vanguard Rental (UK) Limited

James House

55 Welford Road

Leicester

LE2 7AR

For the attention of Ian Wardle

3 December 2004

Dear Sirs,

LETTER OF OFFER

Operating Lease Facility, Hire Purchase Facility and Guarantee Facility

Following recent discussions, CAPITAL, acting on ‘behalf of the Lessors, has pleasure in confirming its offer to convert the existing £125,000,000 uncommitted facilities for operating lease and hire purchase to a 3 year committed facility initially commencing at £160,000,000 and increasing to £200,000,000.

Capitalised terms listed in this Letter of Offer shall have the meanings given to such terms in part 1 of appendix 2. This Letter of Offer shall be construed in accordance with part 2 of appendix 2.

The Facility will be made available subject to the terms and conditions set out below.

1.             Amount and Purpose of the Facility

1.1                                 Subject to the terms of the Vehicle Funding Documents, the Lessors shall make available to Vanguard operating lease and hire purchase facilities in an aggregate amount equal to the Facility Limit.

1.2                                 Including leasing and hire purchase business transacted to-date, CAPITAL will from time to time, in accordance with the other Vehicle Funding Documents and throughout the term of this Facility, acquire Vehicles up to a maximum cost equal to the Facility Limit.

1.3                                 Provided that no Potential Event of Default has occurred and is continuing, the Facility Limit shall be increased automatically to:

Bank of Scotland Asset Finance
is a trading style of the
www.bankofscotland.co.uk/business	companies listed overleaf.

1.4                                 On 3 December 2007, the Facility Limit shall be reduced to £0 or such other amount as CAPITAL may in its sole and absolute discretion notify Vanguard in writing.

1.5                                 Vanguard shall ensure that at no time shall the balance outstanding to CAPITAL under the Facility exceed the Facility Limit unless such excess has first been agreed in writing by CAPITAL.

1.6                                 Without prejudice to any of its rights or remedies under the Vehicle Funding Documents, any other agreement or at law, at any time following the occurrence of an Event of Default which is continuing CAPITAL may reduce the Facility Limit to £0 on written notice to Vanguard.

2.             The Vehicles

2.1           CAPITAL may acquire the following Vehicles from utilisations of the Facility:

(a)           self-drive hire cars;

(b)           LCVs;

(c)           Staff Cars;

(d)           Short-Term Hire Cars; and

(e)           Courtesy Buses.

2.2           Utilisation of the Facility (measured by the balance of monies outstanding) shall not exceed at any time:

(a)           in relation to vehicles for hire purchase, £60,000,000;

(b)           for the funding of LCVs and Staff Cars, £40,000,000;

(c)           for the funding of Short-Term Hire Cars, £10,000,000; and

(d)           for the funding of Courtesy Buses, £2,000,000

each of the foregoing amounts being referred to as the “Initial Amounts”.

2.3                                 Each of the amounts referred to in clause 2.2 shall, provided that no Potential Event of Default has occurred and is continuing, be increased by 12.5% of the Initial Amount thereof on 3 December 2005 and by a farther 12.5% of the Initial Amount thereof on 3 December 2006 (for the avoidance of doubt, using the Sterling amounts set out in clause 2.2 as the base amounts).

3.             Facility Expiry

3.1                                 CAPITAL shall not be liable to incur any further expenditure in respect of Vehicles nor shall it be liable to honour any utilisation requests at any time on or following the Expiry Date.

3.2                                 Subject to the receipt of credit approval, CAPITAL intends to review the Facility not less than 60 days prior to the Expiry Date so that Vanguard may achieve continued utilisation of the Facility without interruption. However, unless the Facility is expressly renewed, extended or otherwise modified in writing on or prior to the Expiry Date, the Facility Limit will be reduced to £0 on the Expiry Date.

4.             Non Utilisation

4.1                                 On the Business Day prior to each anniversary of the date of this Letter of Offer (each such date being a “Utilisation Test Date”), CAPITAL may determine the aggregate utilisation of the Facility and the Guarantee Facility on each such Utilisation Test Date as a proportion of the Aggregate Facility Limit (such proportion to be expressed as a percentage and such percentage being the “Utilisation Percentage”). Upon completing such determination, CAPITAL shall notify Vanguard in writing of the Utilisation Percentage and, if on any Utilisation Test Date the Utilisation Percentage is:

(a)                                  90% or more, Vanguard shall not be obliged to pay any fee to CAPITAL in respect of non utilisation;

(b)                                 more than 80% but less than 90%, Vanguard shall pay to CAPITAL a non utilisation fee equal to 0.25% of the unutilised portion of the Aggregate Facility Limit on the relevant Utilisation Test Date;

(c)                                  more than 70% but less than 80%, Vanguard shall pay to CAPITAL a non utilisation fee equal to 0.375% of the unutilised portion of the Aggregate Facility Limit on the relevant Utilisation Test Date; and

(d)                                 less than 70%, Vanguard shall pay to CAPITAL a non utilisation fee equal to 0.5% of the unutilised portion of the Aggregate Facility Limit on the relevant Utilisation Test Date.

4.2           Payment of non utilisation fees under clause 4.1 shall be:

(a)                                  made by Vanguard within 5 Business Days of being notified in writing of the amount thereof by CAPITAL; and

(b)                                 paid in Sterling.

4.3                                 Unless the United Kingdom adopts the Euro as its lawful currency, the utilisation of the Guarantee Facility shall, for the purposes of clause 4.1, be the Sterling equivalent of the utilisation of the Guarantee Facility Limit on the relevant Utilisation Test Date (the actual utilisation of the Guarantee Facility being converted from Euro to Sterling on the basis of €1 being equal to £0.70).

5.             Vehicle Terms

5.1           The term of the leasing of the Vehicles from the Lessors to Vanguard shall be as follows:

(a)           self-drive hire cars: 5 months up to 9 months;

(b)           LCVs: 12 months up to 3 0 months;

(c)           Staff Cars: 5 months up to 9 months;

(d)           Short-Term Hire Cars: 3 months up to 9 months; and

(e)           Courtesy Buses: 12 months up to 60 months

or such other periods as CAPITAL and Vanguard may agree from time to time.

5.2           The rental payable by Vanguard to the relevant Lessor with respect to:

(a)                                  each Vehicle shall be agreed by CAPITAL and Vanguard and linked to the relevant Lessor’s cost of funds not less than the Business Day preceding the date of each utilisation of the Facility;

(b)                                 each Vehicle the subject of a Vehicle Funding Document shall be paid by Vanguard monthly in advance;

(c)                                  each Vehicle (other than LCVs, Courtesy Buses and any Vehicles the subject of the Master HP Agreement), Vanguard will pay a penultimate rental equal to 10% of the discounted cost price of the relevant Vehicle; and

(d)                                 each Vehicle shall have a rental profile amortising to a final sum (variously called the “Assumed Net Sales Proceeds”, the “Advance Payment of Sales Proceeds” or the “final balloon rental” in the Vehicle Funding Documents.

5.3                                 The rentals will be subject to adjustment in accordance with the terms of the Vehicle Funding Documents if any of the assumptions set out therein and upon which the transactions contemplated by the Vehicle Funding Document are based prove to be incorrect whether before or after the completion of the documentation.

5.4                                 With respect to VAT:

(a)                                  Lease: Rentals payable by Vanguard for Vehicles the subject of the MOLA or the Self-Drive Hire Master Agreement shall be subject to VAT; and

(b)                                 Hire Purchase’, for each Vehicle the subject of the Master HP Agreement, Vanguard shall pay to CAPITAL on utilisation of the Facility as an initial payment with respect thereto, an amount equal to the VAT on the cost price of such Vehicle.

5.5                                 Vanguard hereby undertakes that, upon the sale by it of any Vehicle which is subject to the Master Hire Purchase Agreement, it shall pay the proceeds it receives in respect of such Vehicle to the relevant Lessor provided that Vanguard’s payment obligation under this clause 5.5 shall in no event exceed the amount required to discharge the settlement amount due to the relevant Lessor in respect of such Vehicle.

6.             Conditions Precedent

The availability of the Facility is subject to:

(a)           completion and execution of all relevant documentation in a form and substance satisfactory to CAPITAL including:

(i)                                     the Debenture;

(ii)                                  the Accession Agreements;

(iii)                               the Intercreditor Deed;

(iv)                              the Subordination Agreement;

(v)                                 the Vanguard Parent Undertaking;

(vi)                              receipt from each of Vanguard and the Vanguard guarantor (in a form acceptable to CAPITAL) of an officer’s certificate and board resolution approving the entry into and performance of the transactions contemplated by the Vehicle Funding Documents;

(vii)                           receipt by CAPITAL of a certified true copy of the October 2004 management accounts in respect of the UK Group;

and satisfaction of all conditions precedent to each of those documents;

(b)                                 receipt of confirmation by the Guarantor of (i) the continuing guarantee of Vanguard by the Guarantor for all funding under the Facility, and (ii) the granting of such guarantee to the ILC Owners (as such term is defined in the Accession Agreements);

(c)                                  receipt by CAPITAL of written confirmation from Lombard North Central PLC that, (i) the Lombard Fleet Funding Facility has been renewed for a co-terminus committed 3 year period, (ii) the facility limit thereunder is £150,000,000, (iii) documentation necessary for the foregoing has been executed, and (iv) all conditions precedent thereunder have been satisfied;

(d)                                 receipt by CAPITAL of written confirmation from RBS Germany that, (i) all documentation necessary to establish an €80,000,000 facility pursuant to the Sale- and-Lease-Back Master Agreements have been executed, and (ii) all conditions precedent thereunder have been satisfied;

(e)                                  receipt by CAPITAL of written confirmation from Bank of Scotland that, (i) the Working Capita] Facility has been established for a committed 3 year period, (ii) that the facility limit thereunder is £30,000,000, (iii) all documentation necessary for the foregoing has been executed; and (iv) all conditions precedent thereunder have been satisfied;

(f)                                    the signing of direct debit mandates by Vanguard in favour of CAPITAL in respect of all rentals payable under the Vehicle Funding Documents;

(g)                                 receipt by CAPITAL of the October 2004 monthly management accounts (including income statement, balance sheet and cash flow) on a consolidated basis for the Group and each company incorporated in the United Kingdom, Germany or Switzerland which, together with the Group, are known as the UK Bank Group, in each case prepared in accordance with UK GAAP; and

(h)                                 receipt by CAPITAL by no later than 10 December 2004 of a letter of undertaking from Worldwide Excellerated Leasing Ltd. addressed to the Vehicle Funders and the Lending Bank (such letter of undertaking to provide for a period of consultation prior to any Initial Public Offering and to be in the form agreed between CAPITAL and Vanguard on the date of this Letter of Offer).

7.             Vanguard Undertakings

The undertakings in this clause 7 remain in force from the date of this Letter of Offer for so long as any amount is outstanding under the Vehicle Funding Documents or any amount is available under the Facility for utilisation by Vanguard. Failure to comply with the undertakings in this clause 7 shall constitute an Event of Default.

7.1                                 Self-drive hire cars: Vanguard shall provide CAPITAL or the relevant Lessor with a sales invoice together with (if required to do so by CAPITAL) copy invoices from bona fide suppliers together with any evidence as CAPITAL may reasonably require that title to any self-drive hire cars will vest in a Lessor on or before commencement of the relevant lease.

7.2                                 LCVs and Staff Cars: Vanguard shall provide CAPITAL or the relevant Lessor with a reimbursement invoice together with (if required to do so by CAPITAL) copy invoices from bona fide suppliers together with any evidence as CAPITAL may reasonably require that title to LCVs and Staff Cars will vest in a Lessor on or before commencement of the relevant lease or hire purchase contract.

7.3                                 Registration and Chassis Numbers: Vanguard shall provide to CAPITAL the registration and chassis numbers for the Vehicles on or prior to the relevant utilisation of the Facility.

7.4                                 Monthly Reporting- Within 10 Business Days of the relevant mid and end of month dates, Vanguard shall provide to CAPITAL mid and end of month reports containing details of all Vehicles sold prior to the expiry of their relevant underlying lease periods.

7.5                                 Relevant Percentage: If, with respect to any Vehicle which is sold by Vanguard and which is the subject of the Self-Drive Hire Master Agreement, the “Relevant Percentage” (as defined in clause 1.1.36 of the Self-Drive Hire Master Agreement) is exceeded by the actual percentage of the “Cost” (as defined in clause 1.1.14 of the Self-Drive Hire Master Agreement), Vanguard shall forthwith make an early payment to CAPITAL or the relevant Lessor pursuant to the Self- Drive Hire Master Agreement. The amount of such early payment will return the Relevant Percentage to nil. The early payment sum will be calculated to reflect the timing of receipt of such sum having regard to the accounting for any applicable VAT and the net after tax rate of return of the relevant Lessor.

7.6           Availability of other Facilities: Vanguard shall ensure that each of:

(a)                                  the Lombard Fleet Funding Facility; and

(b)                                 the Working Capital Facility,

remains available for utilisation by Vanguard.

7.7                                 Financial Information: Vanguard shall procure that the Guarantor shall provide the following financial information in a form reasonably satisfactory to CAPITAL:

(a)                                  within 30 days of the relevant month end, monthly management accounts (including income statement, balance sheet and cash flow) on a consolidated basis for the Group and each company incorporated in the United Kingdom, Germany or Switzerland which, together with the Group, are known as the UK Bank Group, in each case prepared in accordance with UK GAAP;

(b)                                 in relation to Vanguard and the Guarantor, half-yearly management accounts in UK GAAP format within 60 days of the end of the relevant financial half year of the Guarantor; and

(c)                                  the Financial Statements of Vanguard and the Guarantor in UK GAAP format within 120 days of the relevant financial year-end of the Guarantor.

7.8                                 Compliance Certificate: Vanguard shall deliver to CAPITAL within 30 days of the end of each Quarter, a certificate signed by two directors of Vanguard certifying that no Event of Default has occurred and is continuing during such Quarter or if the same has occurred, specifying the Event of Default and the steps being taken to remedy the same, in form and in detail reasonably acceptable to CAPITAL.

8.             The Guarantee Facility

In addition to the Facility, CAPITAL has pleasure in confirming its offer to convert the existing €35,000,000 guarantee facility to a three year committed guarantee facility initially commencing at €40,000,000 and increasing to €50,000,000.

The guarantee facility will be made available on the terms and conditions set out in this clause 8.

8.1           Amount and Purpose of Guarantee Facility

(a)                                  CAPITAL will provide guarantees to each of Lombard Leasing GmbH and RBS Germany, covering 50% of the aggregate outstanding lease rental obligations of Vanguard Germany under the Sale-and-Lease-Back Master Agreements, subject to a maximum amount equal to the Guarantee Facility Limit.

(b)                                 Provided that no Potential Event of Default has occurred and is continuing (and provided further that the following amounts do not exceed 50% of the then maximum facility limit under the RBS Sale-and-Lease-Back Master Agreement), the Guarantee Facility Limit shall be increased automatically to:

(i)            €45,000,000 on 3 December 2005; and

(ii)           €50,000,000 on 3 December 2006.

(c)                                  On the Expiry Date and without prejudice to any of CAPITAL’S obligations to Lombard Leasing GmbH or RBS Germany on such date, CAPITAL’S obligation to provide a guarantee facility under this clause 8 shall cease and the Guarantee Facility Limit shall be reduced to €0 or such other amount as CAPITAL may in its sole and absolute discretion notify Vanguard in writing.

(d)                                 Without prejudice to any of its obligations to Lombard Leasing GmbH or RBS Germany or to any of CAPITAL’s rights or remedies under the Vehicle Funding Documents, any other agreement or at law, at any time following the occurrence of an Event of Default which is continuing, CAPITAL may, by written notice to Vanguard, terminate its obligation to provide a guarantee facility under this clause 8 and may reduce the Guarantee Facility Limit to €0 or such other amount as CAPITAL may in its sole and absolute discretion notify to Vanguard.

8.2           Conditions Precedent

The availability of the Guarantee Facility is subject to:

(a)                                  the execution by CAPITAL and Lombard Leasing GmbH of a second deed of variation to the Guarantee Agreement dated 13 June 2003, from CAPITAL in favour of Lombard Leasing GmbH;

(b)                                 the execution by RBS Germany and Vanguard Germany of the RBS Sale-and-Lease-Back Agreement in form and substance acceptable to CAPITAL;

(c)                                  continuing guarantee of Vanguard Germany by each of Vanguard and the Guarantor for all payment obligations under leases written with Lombard Leasing GmbH and written consent to the Guarantee Facility Limit; and

(d)                                 the execution of a guarantee by each of Vanguard and the Guarantor for all payment obligations of Vanguard Germany under leases written by RBS Germany pursuant to the RBS Sale-and-Lease-Back Agreement;

(e)                                  prior to each utilisation by Vanguard Germany of any facility under the Sale-and-Lease-Back Master Agreements, the continuance in full force and effect of each manufacturer-buy-back agreement (Treuhandvestrag or Ergänzungsvereinbarung) required by Lombard Germany, RBS Germany or CAPITAL;

(f)                                    each of:

(i)                                     the Lombard Fleet Funding Facility;

(ii)                                  the German Fleet Funding Facility, and

(iii)                               the Working Capital Facility

remaining available for utilisation by Vanguard or Vanguard Germany (as applicable).

8.3           The Vehicles

The Vehicles the subject of the German Fleet Funding Facility shall be self-drive hire cars only.

8.4           Facility, Expiry Date

(a)                                  CAPITAL shall not be liable to incur any additional guarantee obligations in relation to the Guarantee Facility on or after the Expiry Date.

(b)                                 Subject to the receipt of credit approval, CAPITAL intends to review the Guarantee Facility not less than 60 days prior to the Expiry Date so that Vanguard may achieve continued utilisation of the Guarantee Facility without interruption. However, unless the Guarantee Facility is expressly renewed, extended or otherwise modified in writing on or prior to the Expiry Date, CAPITAL’s obligation to provide a guarantee facility under this clause 8 shall cease on the Expiry Date and the Guarantee Facility Limit shall be reduced to €0 or such other amount as CAPITAL may in its sole and absolute discretion notify Vanguard in writing.

8.5           Financial Information

Vanguard shall provide the following financial information in a form satisfactory to CAPITAL:

(a)                                  monthly management accounts of Vanguard Germany within 30 days of the end of the relevant month end; and

(b)                                 audited financials of Vanguard Germany within 120 days of the relevant financial year-end.

9.             Events of Default

Each of the following events in this Clause 9 shall be an Event of Default, and the parties to this Letter of Offer agree that the events of default and termination events listed in the relevant paragraphs of the Master HP Agreement, the MOLA and the Self-Drive Hire Master Agreement (as the case may be) shall be replaced in their entirety by the following.

9.1                                 Master HP Agreement   In respect of the obligations and undertakings in the Master HP Agreement, the events and circumstances set forth in sub-clauses (a) and (b) of clause 7 (Termination) of the Master HP Agreement shall be deleted in their entirety and the following shall be the events and circumstances which (i) allows the Master HP Owner to terminate the Master HP Agreement and (ii) constitute Events of Default under this Letter of Offer:

(a)                                  any sum due under the Master HP Agreement shall not have been paid to the Master HP Owner on its due date, other than as a result of the failure of the appropriate payment transmission system; provided that such payment is made to the Master HP Owner within 2 Business Days of the due date therefor; or

(b)                                 any material written information given (and upon which the Master HP Owner has relied) or any representation or warranty made or repeated by or on behalf of the Master HP Hirer under the Master HP Agreement (whether before or after the date of this Letter of Offer) is incorrect, inaccurate, incomplete or misleading in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 10 Business Days after written notice thereof has been given by the Master HP Owner to the Master HP Hirer calling for its remedy; or

(c)                                  the Master HP Hirer fails to comply with any covenant, undertaking or obligation given or owed by it under the Master HP Agreement which is not remedied to the reasonable satisfaction of the Master HP Owner within 14 days after the first to occur of (1) the Master HP Hirer being aware of the failure or (2) notice by the Master HP Owner calling for its remedy (if it is capable of being remedied); or

(d)                                 the Master HP Hirer or the Guarantor ceases or threatens to cease to carry on its business or a significant part of it (except as part of a solvent reconstruction approved by the Master HP Owner) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986; or

(e)                                  a proposal is made or a nominee or supervisor is appointed for the Master HP Hirer or the Guarantor for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt; or

(f)                                    any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Master HP Hirer, the Guarantor or by any other person to appoint an administrator in respect of the Master HP Hirer or the Guarantor, other than any petition for an administration order which is presented by an unsecured creditor of the Master HP Hirer or the Guarantor and which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised; or

(g)                                 any steps are taken (including, without limitation, the making of an application or the giving of any notice) by the Master HP Hirer or the Guarantor (without the prior written consent of the Master HP Owner) or any other person to wind up or dissolve the Master HP Hirer or the Guarantor or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Master HP Hirer or the Guarantor or any part of its undertaking or assets, other than any winding-up petition which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised; or

(h)                                 any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered in good faith by the Master HP Owner to be defensible or vexatious) is levied, enforced or sued against the Master HP Hirer or the Guarantor or its assets or any person validly takes possession of the property or assets of the Master HP Hirer or the Guarantor; or

(i)                                     any event occurs or proceedings are taken in respect of the Master HP Hirer or the Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (d) to (h) (inclusive) above; or

(j)                                     the Master HP Agreement ceases to be legal or effective (or the Master HP Hirer so alleges) or any consent required to enable the Master HP Hirer to perform its obligations under the Master HP Agreement ceases to have effect; or

(k)                                  a Change of Control occurs without the prior written consent of CAPITAL; or

(l)                                     any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of the Master HP Hirer is terminated, withheld or modified which could reasonably be expected to have a Material Adverse Effect in respect of the terms of the Master HP Agreement; or

(m)                               any other circumstance or event occurs or arises in respect of the Master HP Hirer which has or which would reasonably be expected to have a Material Adverse Effect in respect of the terms of the Master HP Agreement; or

(n)                                 the occurrence of any event or circumstance that constitutes an event of default (howsoever defined) under the MOLA or the Self Drive Hire Master Agreement (as substituted by this Letter of Offer).

and each reference in the Master HP Agreement which references the events and circumstances in sub-clauses (a) and (b) of clause 7 (Termination) of the Master HP Agreement providing for the right by the Master HP Owner to terminate the Master HP Agreement shall be deemed to refer to the events and circumstances set forth in this Clause 9.1.

9.2                                 MOLA    In respect of the obligations and undertakings in the MOLA, the events and circumstances set forth, in sub-clauses (a) and (b) of clause 8 (Termination) of the MOLA shall be deleted in their entirety and the following shall be the events and circumstances which (i) allows the MOLA Companies to terminate the MOLA and (ii) constitute Events of Default under this Letter of Offer:

(a)                                  any sum due under the MOLA shall not have been paid to the applicable MOLA Owner on its due date, other than as a result of the failure of the appropriate payment transmission system; provided that such payment is made to such MOLA Owner within 2 Business Days of the due date therefor; or

(b)                                 any material written information given (and upon which a MOLA Owner has relied) or any representation or warranty made or repeated by or on behalf of any MOLA Lessee under the MOLA (whether before or after the date of this Letter of Offer) is incorrect, inaccurate, incomplete or misleading in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 10 Business Days after written notice thereof has been given by a MOLA Owner to the MOLA Lessee calling for its remedy; or

(c)                                  any MOLA Lessee fails to comply with any covenant, undertaking or obligation given or owed by it under the MOLA which is not remedied to the reasonable satisfaction of the MOLA Companies within 14 days after the first to occur of (1) a MOLA Lessee being aware of the failure or (2) notice by a MOLA Owner calling for its remedy (if it is capable of being remedied); or

(d)                                 any MOLA Lessee or the Guarantor ceases or threatens to cease to carry on its business or a significant part of it (except as part of a solvent reconstruction approved by the MOLA Companies) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986; or

(e)                                  a proposal is made or a nominee or supervisor is appointed for any MOLA Lessee or the Guarantor for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt; or

(f)                                    any step is taken (including, without limitation, the making of an application or the giving of any notice) by a MOLA Lessee, the Guarantor or by any other person to appoint an administrator in respect of any MOLA Lessee or the Guarantor, other than any petition for an administration order which is presented by an unsecured creditor of a MOLA Lessee or the Guarantor and which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised; or

(g)                                 any steps are taken (including, without limitation, the making of an application or the giving of any notice) by a MOLA Lessee or the Guarantor (without the prior written consent of the MOLA Companies) or any other person to wind up or dissolve any MOLA Lessee or the Guarantor or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to any MOLA Lessee or the Guarantor or any part of its undertaking or assets, other than any winding-up petition which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised; or

(h)                                 any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered in good faith by the MOLA Companies to be defensible or vexatious) is levied, enforced or sued against any MOLA Lessee or the Guarantor or its assets or any person validly takes possession of the property or assets of a MOLA Lessee or the Guarantor; or

(i)                                     any event occurs or proceedings are taken in respect of a MOLA Lessee or the Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (d) to (h) (inclusive) above; or

(j)                                     the MOLA ceases to be legal or effective (or a MOLA Lessee so alleges) or any consent required to enable a MOLA Lessee to perform its obligations under the MOLA ceases to have effect; or

(k)                                  a Change of Control occurs without the prior written consent of CAPITAL; or

(1)                                  any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of any MOLA Lessee is terminated, withheld or modified which could reasonably be expected to have a Material Advene Effect in respect of the terms of the MOLA; or

(m)                               any other circumstance or event occurs or arises in respect of any MOLA Lessee which has or which would reasonably be expected to have a Material Adverse Effect in respect of the terms of the MOLA; or

(n)                                 the occurrence of any event or circumstance that constitutes an event of default (howsoever defined) under the Master H.P. Agreement or (the Self-Drive Hire Master Agreement (as substituted by this Letter of Offer).

and each reference in the MOLA which references the events and circumstances in sub-clauses (a) or (b) of clause 8 (Termination) of the MOLA providing for the right by the MOLA Companies to terminate the MOLA shall be deemed to refer to the events and circumstances set forth in this Clause 9.2.

9.3                                 Self-Drive Hire Master Agreement    In respect of the obligations and undertakings in the Self-Drive Hire Master Agreement, the events and circumstances set forth in sub-clauses 7.1.1 through 7.1.14 of clause 7.1 (Defaults) of the Self-Drive Hire Master Agreement shall be deleted in their entirety and the following shall be the events and circumstances which (i) allows the Self-Drive Lessors to determine the Letting (as defined in the Self-Drive Hire Master Agreement) under the Self-Drive Hire Master Agreement and (ii) constitute Events of Default under this Letter of Offer:

(a)                                  any sum due under the Self-Drive Hire Master Agreement shall not have been paid to the applicable Self-Drive Lessor on its due date, other than as a result of the failure of the appropriate payment transmission system; provided that such payment is made to such Self-Drive Lessor within 2 Business Days of the due date therefor; or

(b)                                 any material written information given (and upon which a Self-Drive Lessor has relied) or any representation or warranty made or repeated by or on behalf of the Self-Drive Lessee under the Self-Drive Hire Master Agreement (whether before or after the date of this Letter of Offer) is incorrect, inaccurate, incomplete or misleading in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 10 Business Days after written notice thereof has been given by a Self-Drive Lessor to the Self-Drive Lessee calling for its remedy; or

(c)                                  the Self-Drive Lessee fails to comply with any covenant, undertaking or obligation given or owed by it under the Self-Drive Hire Master Agreement which is not remedied to the reasonable satisfaction of the Self-Drive Lessors within 14 days after the first to occur of (1) the Self- Drive Lessee being aware of the failure or (2) notice by a Self-Drive Lessor calling for its remedy (if it is capable of being remedied); or

(d)                                 the Self-Drive Lessee or the Guarantor ceases or threatens to cease to carry on its business or a significant part of it (except as part of a solvent reconstruction approved by the Self-Drive Lessors) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986; or

(e)                                  a proposal is made or a nominee or supervisor is appointed for the Self-Drive Lessee or the Guarantor for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt; or

(f)                                    any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Self-Drive Lessee, the Guarantor or by any other person to appoint an administrator in respect of the Self-Drive Lessee or the Guarantor, other than any petition for an administration order which is presented by an unsecured creditor of the Self-Drive Lessee or the Guarantor and which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised; or

(g)                                 any steps are taken (including, without limitation, the making of an application or the giving of any notice) by the Self-Drive Lessee or the Guarantor (without the prior written consent of the Self-Drive Lessors) or any other person to wind up or dissolve the Self-Drive Lessee or the Guarantor or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Self-Drive Lessee or the Guarantor or any part of its undertaking or assets, other than any winding-up petition which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised; or

(h)           any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered in good faith by the Self-Drive Lessors to be defensible or vexatious) is levied, enforced or sued against the Self-Drive Lessee or the Guarantor or its assets or any person validly takes possession of any of the property or assets of the Self-Drive Lessee or the Guarantor or steps are taken by any person to enforce any Security Right (as defined in the Self-Drive Hire Master Agreement) against the property or assets of the Self-Drive Lessee or the Guarantor; or

(i)            any event occurs or proceedings are taken in respect of the Self-Drive Lessee or the Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (d) to (h) (inclusive) above; or

(j)            the Self-Drive Hire Master Agreement ceases to be legal or effective (or the Self-Drive Lessee so alleges) or any consent required to enable the Self-Drive Lessee to perform its obligations under the Self-Drive Hire Master Agreement ceases to have effect; or

(k)           Change of Control occurs without the prior written consent of CAPITAL; or

(l)            any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of the Self-Drive Lessee is terminated, withheld or modified which could reasonably be expected to have a Material Adverse Effect in respect of the terms of the Self-Drive Hire Master Agreement; or

(m)          any other circumstance or event occurs or arises in respect of the Self-Drive Lessee which has or which would reasonably be expected to have a Material Adverse Effect in respect of the terms of the Self-Drive Hire Master Agreement; or

(n)           the occurrence of any event or circumstance that constitutes an event of default (howsoever defined) under the Master HP Agreement or the MOLA (as substituted by this Letter of Offer).

and each reference in the Self-Drive Hire Master Agreement which references the events and circumstances in sub-clauses 7.1.1 through 7.1.14 of clause 7.1 (Defaults) of the Self-Drive Hire Master Agreement providing for the right by the Self-Drive Lessors to determine the Self-Drive Hire Master Agreement shall be deemed to refer to the events and circumstances set forth in this Clause 9.3.

10.           Change of Circumstances

10.1         If as a result of a change (whether such change has occurred or is scheduled to occur) to:

(a)           fiscal law or legislation applicable in the United Kingdom; or

(b)           Inland Revenue or H.M. Customs and Excise published practice or the interpretation or application of any of the same, CAPITAL shall notify Vanguard if CAPITAL reasonably believes that it is reasonably likely that there will be an Economic Adverse Effect in any material respect. Any failure by CAPITAL to give such notice shall not prejudice CAPITAL’s rights under the applicable vehicle financing documentation.

10.2         Where Clause 10.1 applies, CAPITAL and Vanguard shall commence negotiations in good faith with a view to being able to continue the availability of vehicle financing facilities acceptable to both Vanguard and Capital on the principles set out in this letter so as to minimise the Economic Adverse Effect and so as to maintain for Capital Bank a pre-tax margin on funds employed of 135 basis points.

11.           Miscellaneous

11.1         Legal Costs

Vanguard will indemnify CAPITAL for all reasonable external legal costs and out-of-pocket expenses incurred in relation to the preparation, negotiation, execution and registration of the Vehicle Funding Documents and any document relating to the Guarantee Facility.

11.2         Confidentiality

Vanguard will not disclose any details of the Facility or the Guarantee Facility to any third party except its professional advisers or associated companies for purposes connected with the transaction, save as required by law.

11.3         Facility Fee

A facility fee of £300,000 plus VAT is payable by Vanguard in three equal instalments, the first such instalment payable within 7 days of invoice from CAPITAL and the second and third instalments payable on the first and second anniversaries respectively of the date of this Letter of Offer.

11.4         Amendment

Any amendment or waiver of any provision of this Letter of Offer and any waiver of any default under this Letter of Offer shall only be effective if made in writing and signed by CAPITAL and, in relation to amendments only, by Vanguard.

11.5         Severability

If any provision of this Letter of Offer is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

11.6         Successors and Assigns

This Letter of Offer shall bind and shall inure for the benefit of each of the parties hereto and each of their respective successors and permitted assigns.

11.7         Third Party Rights

No person other than Vanguard, CAPITAL and any Lessor has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Letter of Offer.

11.8         Vanguard Warranty

Vanguard hereby represents and warrants to CAPITAL and the Lessors that, at the date of this Letter of Offer, Stephen A. Feinberg exercises sole voting and investment authority on behalf of Cerberus and any Fund managed by Cerberus.

11.9         Governing Law and Jurisdiction

This Letter of Offer is governed by English law and the courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Offer (including a dispute regarding the existence, validity or termination of this Letter of Offer).

Vanguard hereby represents and warrants to CAPITAL and the Lessors that at the date of this Letter of Offer Stephen A. Feinberg exercises sole voting and investment authority on behalf of Cerberus and any Fund managed by Cerberus.

11.9         Governing Law and Jurisdiction

This Letter of Offer is governed by English law and the courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Offer (including a dispute regarding the existence, validity or termination of this Letter of Offer).

12.           Terms and Acceptance

These terms are open for acceptance until 3 December 2004 and may only be accepted on such date by signature and return of the enclosed copy of this Letter of Offer.

Yours faithfully,

/s/ G.K. Stanley
CAPITAL BANK plc
for itself as principal and as
agent on behalf of the Lessors

We acknowledge receipt of your Letter of Offer (of which this is a true copy) and we agree to and accept the terms thereof.

/s/ [ILLEGIBLE]
For and on behalf of
Vanguard Rental (UK) Limited
Date: 3 December 2004

We consent to the terms of this Letter of Offer.

/s/ [ILLEGIBLE]
For and on behalf of
Vanguard Rental (Holdings) Limited
Date: 3 December 2004

APPENDIX 1

The Lessors

CAPITAL BANK LEASING 1 LIMITED

CAPITAL BANK LEASING 2 LIMITED

CAPITAL BANK LEASING 3 LIMITED

CAPITAL BANK LEASING 4 LIMITED

CAPITAL BANK LEASING 5 LIMITED

CAPITAL BANK LEASING 6 LIMITED

CAPITAL BANK LEASING 7 LIMITED

CAPITAL BANK LEASING 8 LIMITED

CAPITAL BANK LEASING 9 LIMITED

CAPITAL BANK LEASING 10 LIMITED

CAPITAL BANK LEASING 11 LIMITED

CAPITAL BANK LEASING 12 LIMITED

CAPITAL BANK PLC

ILC ASSET FINANCE LIMITED

ILC HARVEST FINANCE LIMITED

ILC LEASING LIMITED

ILC OPERATING LEASING LIMITED

APPENDIX 2

Part 1

Definitions

“Accession Agreements”	means the MOLA Accession Agreement and the Self-Drive Hire Accession Agreement;

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Aggregate Facility Limit”

means an amount in Sterling equal to the aggregate of the Facility Limit and the Guarantee Facility Limit from time to time (the Guarantee Facility Limit being converted from Euro to Sterling on the basis of €1 being equal to £0.70) unless the United Kingdom adopts the Euro as its lawful currency in which case such amount shall be an amount in Euro equal to the aggregate of the Facility Limit and the Guarantee Facility Limit from time to time;

“Bank of Scotland”	means the Governor and Company of the Bank of Scotland;

“Business Day”	means a day other than a Saturday or Sunday when financial institutions in London are generally open for banking business;

“CAPITAL”	means CAPITAL BANK plc;

“Cerberus”	means Cerberus Capital Management, L.P.;

“Change of Control”	means any Vanguard Change of Control and any Guarantor Change of Control;

“Courtesy Bus”	means any car or LCV used or intended for use primarily at airport locations for the transport of air passengers to and/or from their personal vehicles to an airport terminal;

“Debenture”

means a debenture to be entered into by Vanguard in favour of Bank of Scotland as security trustee for, inter alios, CAPITAL and the Lessors in connection with, inter alia, the Vehicle Funding Documents;

‘Economic Adverse Effect”	means, an adverse effect on the inherent funding cost to Vanguard of the relevant vehicle financing facilities either prospective or retrospectively;

“Event of Default”	means the occurrence of:

(a) any event or circumstance described in:

(i)    Clause 9.1 (Master HP Agreement)in respect of the Master HP Agreement (as such Clause amends the relevant provisions of the Master HP Agreement regarding the rights of the Master HP Owner to terminate the Master HP Agreement);

(ii) Clause 9.2 (MOLA)in respect of the MOLA (as such Clause amends the relevant provisions of the MOLA regarding the rights of the MOLA Companies to terminate the MOLA);

(iii)  Clause 9.3 (Self-Drive Hire Master Agreement)in respect of the Self-Drive Hire Master Agreement (as such Clause amends the relevant provisions of the Self-Drive Hire Master Agreement regarding the right of the Self-Drive Lessors to determine the Self-Drive Hire Master Agreement);

(b) any event of default (however described) under the Working Capital Facility,

(c) any breach by Vanguard of its obligations or undertakings under this Letter of Offer;

(d) any breach by the Guarantor of its obligations under the Guarantee; or

(e) any breach by Vanguard or the Guarantor of any of their respective obligations under the guarantees described in paragraphs (c) and (d) of clause 8.2 of this Letter of Offer.

For the avoidance of doubt, the occurrence of an Event of Default shall, to the extent that it has resulted from an event or circumstance which relates solely to Vanguard Rental (Switzerland) AG, Vanguard Rental (Germany Holdings) GmbH or any of their respective Subsidiaries, limited partnerships or general partnerships, be deemed not to constitute an Event of Default;

“Euro” or “€”

means the lawful currency of any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Expiry Date”	means 3 December 2007;

“Facility”	means the operating lease and hire purchase facility made available under this Letter of Offer and described in clause 1;

“Facility Limit”	means £160,000,000 (or such greater amount as may be determined by clause 2) to the extent not cancelled or reduced;

“Financial Statements”

means, in relation to a company, the audited annual profit and loss account, balance sheet and cash flow statement of the relevant company for each of its financial years (consolidated for each financial year during which that company has a Subsidiary) together with related directors’ and auditors’ reports;

“Fund”

means any fund, trust or person the assets of which are managed professionally for investment purposes on behalf of investors, shareholders, unit holders, partners, members or other participants (howsoever organised or described);

“German Fleet Funding Facility”	means the fleet funding facility made available by Lombard Leasing GmbH and RBS Germany under the Sale-and-Lease-Back Master Agreements;

“Group”	means at any time, Vanguard Rental (Holdings) Limited and each of its Subsidiaries at that time and “Group Company” is construed accordingly;

“Guarantee”	means the guarantee dated 29 April 2002 and made by the Guarantor in favour of CAPITAL and certain of the Lessors;

“Guarantee Facility”	means the guarantee facility made available under this Letter of Offer and described in clause 8;

“Guarantee Facility Limit”	means €40,000,000 (or such greater amount as may be determined by clause 8.1) to the extent not cancelled or reduced;

“Guarantor”	means Vanguard Rental (Holdings) Limited (company number 915008);

“Guarantor Change of Control”	means:

(a) Cerberus or any Permitted Holder ceases to control directly or indirectly the Guarantor, or

(b) any person or group of persons acting in concert gains direct or indirect control of the Guarantor.

For the purposes of paragraph (a) (but only prior to an Initial Public Offering) and paragraph (b) of this definition:

“control” of the Guarantor means:

(i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Guarantor; or

(2) appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(3) give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of The Guarantor are obliged to comply; and/or

(ii)   the holding beneficially of more than 50% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

For the purposes of paragraph (a) of this definition following an Initial Public Offering:

“Control” of the Guarantor means:

(i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise to:

(1) cast, or control the casting of more than 29.9% of the maximum number of votes that might be cast at a general meeting of the Guarantor; or

(2) appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(3) give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or

(ii)           the holding beneficially of more than 29.9% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)

For the purposes of paragraphs (a) and (b) of this definition

“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor; and

“Holding Company”	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Initial Public Offering”

means the listing of any shares of the Guarantor or any Holding Company of the Guarantor on any recognised stock exchange for listed securities whether effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;

“ILC Companies”

means ILC Asset Finance Limited (company number 1512381), ILC Harvest Finance Limited (company number 1564021), ILC Leasing Limited (company number 1352438) and ILC Operating Leasing Limited (company number 2221963);

“Intercreditor Deed”	means the intercreditor deed dated on or about the date of this Letter of Offer and made between, inter alios, CAPITAL, Lombard, Fortis Lease UK Limited, Bank of Scotland and Vanguard;

“LCVs”	means self-drive hire light commercial vehicles;

“Lessors”	means each of the companies named in schedule 1;

“Lombard Fleet Funding Facility”	means the £150,000,000 fleet funding facility made available by Lombard North Central PLC to Vanguard on or about the date of this Letter of Offer;

“Lombard Sale-and-Lease-Back Master Agreement”	means the sale-and-lease-back master agreement dated 13 June 2003 and made between Lombard Leasing GmbH and Vanguard Germany;

“Master HP Agreement”	means the master hire purchase agreement dated 14 February 2002 and numbered 0881051 and made between CAPITAL and Vanguard (formerly ANC Rental Corporation (UK) Limited);

“Master HP Owner”	means the “Owner” (as defined in the Master HP Agreement);

“Master HP Hirer”	means the “Hirer” (as defined in the Master HP Agreement);

“Material Adverse Effect”

means, in respect of determining the occurrence (or not) of an Event of Default as described in Clauses 9.1(1), 9.1(m), 9.2(1), 9.2(m), 9.3(1) and 9.3(m), any effect which, in the reasonable opinion of the Master HP Owner, the MOLA Companies or the Self-Drive

Lessors (as the case may be), is likely to:

(a)           adversely affect the ability of the Master HP Hirer, any MOLA Lessee or any Self-Drive Lessee (as the case may he), to comply with its obligations under the Master HP Agreement, the MOLA or the Self-Drive Hire Master Agreement (as the case may be); or

(b)           result in the Master HP Agreement, the MOLA or the Self-Drive Hire Master Agreement (as the case may be), not being legal, valid and binding on, and enforceable substantially in accordance with its terms against any party to that document.

“MOLA”	means the master lease agreement dated 14 February 2002 and numbered 0881050 and made between CAPITAL acting on behalf of itself and certain other companies and Vanguard;

“MOLA Accession Agreement”	means an accession and variation agreement dated on or about the date of this Letter of Offer providing for, inter alia, the accession to the MOLA by the ILC Companies;

“MOLA Companies”

means “Capital” (as defined in the MOLA Agreement) and each of the other named companies which are “Owners” (as defined in the MOLA Agreement) under the MOLA Agreement; and “MOLA Company” shall mean any of them;

“MOLA Lessees”	means the “Lessees” (as defined in the MOLA Agreement); and “MOLA Lessee” shall mean any of them;

“Permitted Holder”	means:

(a) any Affiliate of Cerberus or Stephen A. Feinberg;

(b) any Fund managed by Cerberus or Stephen A. Feinberg;

“Potential Event of Default”

means any Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of the foregoing) constitute an Event of Default;

“Quarter”	means 31 March, 30 June, 30 September and 31 December in each, year, commencing 31 December 2004 provided that such dates are financial year quarter dates for the Guarantor;

“RBS Germany”	means RBS Deutschland Leasing GmbH;

“RBS Sale-and-Lease-Back Master Agreement”	means the sale-and-lease-back master agreement dated on or about the date of this Letter of Offer and made between RBS Germany and Vanguard Germany;

“Relevant Percentage”	has the meaning given to such term in clause 7.5;

“Sale-and-Lease-Back Master Agreement”	means the Lombard Sale-and-Lease Back Master Agreement and the RBS Sale-and-Lease-Back Master Agreement;

“Self-Drive Hire Accession Agreement”	means an accession and variation agreement dated on or about the date of this Letter of Offer providing for, inter alia, the accession to the Self-Drive Hire Master Agreement by the ILC Companies;

“Self-Drive Hire Master Agreement”	means the self-drive hire rental master agreement dated 27 March 1998 and made between CAPITAL and certain other companies and Vanguard (formerly National Car Rental Limited);

“Self-Drive Lessee”	means the “Lessee” (as defined in the Self-Drive Hire Master Agreement);

“Self-Drive Lessors”	means the “Lessors” (as defined in the Self-Drive Hire Master Agreement); and “Self-Drive Lessor” shall mean any of them;

“Short-Term Hire Cars”	means any motor vehicle sub-leased to or to be sub-leased by Vanguard to its customers for periods not less than 3 months and not exceeding 9 months;

“Staff Cars”

means any motor vehicle allocated to an employee of Vanguard or to an employee of any company which is a member of the same group of companies (as defined in section 413(3)(a) of the Income and Corporation Taxes Act 1988) as Vanguard and which is a United Kingdom resident;

“Sterling” or “£”	means the lawful currency of the United Kingdom from time to time;

“Subordination Agreement”

means the subordinated agreement dated on or about the date of this Letter of Offer and made between, inter alios, CAPITAL, Lombard, Fortis Lease UK Limited, Bank of Scotland, Vanguard, the Guarantor and Vanguard Car Rental EMEA Holdings Limited;

“Subsidiary”

means, in respect of any company, person or entity, any company, person or entity directly or indirectly controlled by such company, person or entity (including any Subsidiary acquired after the date of this Letter of Offer) and “Subsidiaries” shall mean all or any of them, as appropriate;

“UK GAAP”	means generally accepted accounting principles in the United Kingdom;

“Utilisation Test Date”	has the meaning given to such term in clause 4.1;

“Utilisation Percentage”	has the meaning given to such term in clause 4.1;

“Vanguard”	means Vanguard Rental (UK) Limited (company number 1089053);

“Vanguard Change of Control”

means Vanguard ceases to be a wholly owned subsidiary (as such term is defined in Section 736 of the Companies Act 1985) of the Guarantor or the Guarantor ceases to control directly or indirectly Vanguard.

For the purposes of this definition:

“control” of Vanguard means:

(ii) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of Vanguard; or

a. appoint or remove all, or the majority, of the directors or other equivalent officers of Vanguard; or

b. give directions with respect to the operating and financial policies of Vanguard with which the directors or other equivalent officers of Vanguard (as applicable) are obliged to comply; and/or

(ii)   the holding beneficially of more than 50% of the issued share capital of Vanguard (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Vanguard Germany”	means Vanguard Autovermietung GmbH & Co KG;

“Vanguard Parent Undertaking”	means the letter of undertaking from Worldwide Excellerated Leasing Ltd dated on or about the date of this Letter of Offer and addressed to, inter aloas, CAPITAL, Lombard, Fortis Lease UK Limited and Bank of Scotland;

“VAT”	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;

“Vehicle Funding Documents”

means the Master HP Agreement, the MOLA, the Self-Drive Hire Master Agreement and this Letter of Offer and, where the context admits, any security document, surety or supplemental document entered into in connection with any of the foregoing;

“Vehicles”	means motor vehicles of the type described in clause 2.1; and

“Working Capital Facility”	means the £30,000,000 working capital facility made available by Bank of Scotland to, inter alios, Vanguard and the Guarantor on or about the date of this Letter of Offer.

Part 2

Construction

In this Letter of Offer:

(a)           any reference to:

(i)        “assets” includes present and future properties, revenues and rights of every description;

(ii)      any Vehicle Funding Document or any other agreement or instrument is a reference to that Vehicle Funding Document or that other agreement or instrument as amended or novated;

(iii)     “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;